Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alaska Airlines, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-52265 and 333-64998) on Form S-3 of Alaska Airlines, Inc. of our report dated February 14, 2006, with respect to the balance sheets of Alaska Airlines, Inc. as of December 31, 2005 and 2004, and the related statements of operations, shareholder’s equity and cash flows for each of the years in the two year period ended December 31, 2005, and the related financial statement schedule, which report appears in the December 31, 2005, annual report on Form 10-K of Alaska Airlines, Inc.

KPMG LLP

Seattle, Washington

February 14, 2006